EXHIBIT 99.4

Unaudited Pro Forma Condensed Combined Financial Statements

On July 6, 2012, Aemetis, Inc. (“Aemetis”) completed its acquisition of Cilion, Inc. (“Cilion”) when a wholly owned subsidiary of Aemetis merged with and into Cilion, with Cilion surviving as a wholly owned subsidiary of Aemetis (the “Merger”).  At the closing of the Merger, all of the outstanding shares of Cilion preferred stock were converted into the right to receive an aggregate of $16.5 million in cash (less certain expenses), 20 million shares of Aemetis common stock and an additional $5 million in cash payable as set forth in the Merger Agreement. All of the other issued and outstanding securities of Cilion were cancelled.

The following unaudited pro forma condensed combined financial information and explanatory notes combine the historical financial statements of Aemetis and Cilion as of June 30, 2012 (as if the transaction occurred on June 30, 2012 with respect to the balance sheet information using currently available fair value information for Cilion), for the six months ended June 30, 2012 and for the year ended December 31, 2011 (as if the transaction occurred on January 1, 2011 with respect to statements of operations information). The following unaudited pro forma condensed financial information and explanatory notes also adjust the pro forma combined financial statements of Aemetis and Cilion as of June 30, 2012 (as if the transaction occurred on June 30, 2012 with respect to balance sheet information using currently available fair value information for Cilion), for the six months ended June 30, 2012 and for the year ended December 31, 2011 (as if the transaction occurred on January 1, 2011with respect to statements of operations information) to give effect to the Amended and Restated Note Purchase Agreement dated July 6, 2012 entered into with Third Eye Capital Corporation, as agent and the Lenders who are a party thereto (the “Lenders”), pursuant to which the Lenders extended new credit to Aemetis in the form of (i) senior secured term loans in an aggregate principal amount of $15 million that was used to fund a portion of the cash portion of the Merger; (ii) senior secured term loans in the principal amount of approximately $10 million to repay existing indebtedness; and (iii) senior secured revolving loans in an aggregate principal amount at any time outstanding not in excess of $18 million (the “Financing”).  Certain assumptions have been made with respect to identifiable assets.  As of the date of this filing, Aemetis has the appraisals necessary to arrive at the respective fair market values and has received these appraisals to allocate the purchase price.

The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and are not intended to represent or be indicative of the consolidated results of operations or financial position of Aemetis that would have been recorded had the Merger and the Financing been completed as of the dates presented and should not be taken as representative of future results of operations or financial position of Aemetis. The unaudited pro forma condensed combined statements of operations do not include the following non-recurring items: (i) costs associated with the transactions which are not capitalized as part of the transactions: (ii) the elimination of Aemetis’ debt issuance costs; which are reflected as a contra liability on its balance sheet as of June 30, 2012; (iv) non-recurring charges or credits and the related tax effects which result directly from the Merger; (v) other financing activities not related to the Merger; and (vi) other one-time post-Merger costs . The unaudited pro forma condensed combined financial statements also do not reflect the impacts of any potential operational efficiencies, asset dispositions, cost savings or economies of scale that Aemetis may achieve with respect to the combined operations. Furthermore, certain reclassifications have been made to Cilion’s historical financial statements presented herein to conform to Aemetis’ historical presentation.

The unaudited pro forma condensed combined financial statements have been derived from and should be read in conjunction with the historical consolidated financial statements and accompanying notes contained in the Aemetis Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) on October 30, 2012.

The unaudited pro forma condensed combined balance sheet and statements of operations include pro forma adjustments that are factually supportable and directly attributable to the transactions. In addition, with respect to the unaudited pro forma condensed combined statements of operations, the unaudited pro forma adjustments have been made only for items that are expected to have a continuing impact on the combined results. Unless otherwise indicated, all dollar amounts in this report are presented in thousands, except earnings per share.

Unaudited Pro Forma Condensed Combined Balance Sheet

June 30, 2012
(in thousands)

	Historical		Pro Forma
	Aemetis, Inc	Cilion, Inc	Adjustments		Combined

Assets
Current assets:
Cash and cash equivalents	$103	$710	$1,315	a	$2,128
Accounts receivable	1,470	2,863	(2,863)	b	1,470
Inventories	2,965	-	-		2,965
Prepaid expenses	362	36	(23)	f	375
Other current assets	543	2,355	(988)	h	1,910
Total current assets	5,443	5,964	(2,559)		8,848

Property, plant and equipment, net	15,473	37,315	33,149	d	85,937
Goodwill and intangible assets	2,768	-	-		2,768
Other assets	1,002	147	926	d	2,075
Total assets	$24,686	$43,426	$31,516		$99,628

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$16,936	$16	$(2,863)	b	$14,089
Current portion of long term secured notes	3,000	-	-		3,000
Secured notes, net of discount for issuance costs	5,282	1,931	16,594	i	23,807
Secured related party notes, net of discount for issuance costs	110	-	-		110
Subordinated debt, short-term notes and working capital loans	4,406	-	-		4,406
Mandatorily redeemable Series B convertible preferred stock	2,371	-	-		2,371
Contingent Consideration	-	-	3,824	Note 1	3,824
Other current liabilities	3,732	328	(315)	f	3,745
Total current liabilities	35,837	2,275	17,240		55,352

Long term portion of secured notes, net of discount for issuance costs	21,013	-	-		21,013
Long term debt (related party), net of discount for issuance costs	5,251	-	-		5,251

Commitments and contingencies

Stockholders' equity:
Preferred Stock	3	203,659	(203,659)	g	3
Common Stock	134	10	10	g	154
Additional paid-in capital	48,557	26	15,554	g	64,137
Accumulated deficit	(83,639)	(162,544)	202,371	g	(43,812)
Accumulated other comprehensive loss	(2,470)	-	-		(2,470)
Total stockholders' equity (deficit)	(37,415)	41,151	14,276	j	18,012

Total liabilities and stockholders' equity	$24,686	$43,426	$31,516		$99,628

See notes to unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations

Six-Months Ended June 30, 2012
(In thousands)

	Historical		Pro Forma
	Aemetis, Inc	Cilion, Inc	Adjustments		Combined
Revenue	88,476	$1,500	$(1,500)	b	$88,476

Cost of goods sold	92,755	-	(742)	b/d	92,013

Gross profit	(4,279)	1,500	(758)		(3,537)

Research and development	341	-	-		341
Selling, general and administrative expenses	4,376	1,335	-		5,711

Operating loss	(8,996)	165	(758)		(9,589)

Other income / (expense)
Interest income	2	-	-		2
Interest expense	(9,270)	(44)	(1,425)	e	(10,739)
Loss on sale of equipment and investments	-	(1,350)	-		(1,350)
Other income, net of expenses	(81)	112	-		31
Gain on sale of land	237	-	-		237
Gain (loss) on equipment held for resale	-	67	-		67

Gain/(Loss) before income taxes	(18,108)	(1,050)	(2,183)		(21,341)

Income taxes	(4)	-	-		(4)

Net Income/(loss)	(18,112)	$(1,050)	$(2,183)		$(21,345)

Other comprehensive loss
Foreign currency translation adjustment	84	-	-		84
Comprehensive loss	$(18,028)	$(1,050)	$(2,183)		$(21,261)

Loss per common share attributable Basic and dilutive	$(0.14)		$(0.11)		$(0.15)

Weighted average shares outstanding Basic and dilutive	132,184		20,000		152,184

See notes to unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations

Year Ended December 31, 2011
(In thousands)

	Historical		Pro Forma
	Aemetis, Inc	Cilion, Inc	Adjustments		Combined
Revenue	$141,858	$2,700	$(2,700)	b	$141,858

Cost of goods sold	137,216	-	(684)	b/d	136,532

Gross profit	4,642	2,700	(2,016)		5,326

Research and development expense	577	-	-		577
Selling, general and administrative expenses	8,571	4,143	(500)	b	12,214

Operating loss	(4,506)	(1,443)	(1,516)		(7,465)

Other income / (expense)
Interest income	23	-	-		23
Interest expense	(13,561)	(271)	(2,880)	c/e	(16,712)
Gain /(Loss) on sale of equipment	-	577	-		577
Other income, net of expenses	53	(2,350)	(292)	f	(2,589)
Gain/(Loss) on sale	(401)	-	-		(401)
Gain on bargain purchase	-	-	40,093		40,093

Gain/(Loss)before income taxes	(18,392)	(3,487)	35,405		13,526

Income taxes	95	-	-		95

Net Income ( Loss)	$(18,297)	$(3,487)	$35,405		$13,621

Other comprehensive loss, net of tax
Foreign currency translation adjustment	(1,372)	-	-		(1,372)
Comprehensive loss attributable to Aemetis, Inc.	$(19,669)	$(3,487)	$35,405		$12,249

Loss per common share attributable to Aemetis, Inc.
Basic and dilutive	$(0.18)		$1.77		$0.10
Weighted average shares outstanding
Basic and dilutive	103,537		20,000		123,537

See notes to unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1 - Merger Consideration (in thousands)

The accompanying pro forma adjustments reflect the Merger transactions under ASC 805 Business Combinations (“ASC 805”). Under ASC 805 tangible and identifiable intangible assets acquired and liabilities assumed were recorded at their estimated fair values. The excess of the preliminary estimated fair value of net assets acquired over the Merger Consideration is classified as bargain purchase on the accompanying unaudited pro forma condensed combined balance sheet and statements of operations. The estimated fair values and useful lives of assets acquired and liabilities assumed were based on preliminary management estimates and are subject to final valuation adjustments which may cause some of the amounts ultimately recorded as bargain purchase to be materially different from those shown on the unaudited pro forma condensed combined balance sheet. The final fair value assignments could differ materially from the preliminary amounts reflected herein and may cause our actual results to differ materially from those presented in the unaudited pro forma condensed combined financial information.  All outstanding equity, including all outstanding rights to acquire equity, of Cilion was canceled.

The preliminary purchase price of and purchase price allocation for Cilion, Inc., as presented below, represent our best estimates.

Cash	$16,500
Fair value of 20,000,000 shares issued	15,600
Fair value of note payable	3,824
$35,924

Note 2 – Preliminary purchase price allocation (in thousands)

The total preliminary purchase price was allocated to Cilion’s net tangible and identifiable intangible assets based on their estimated fair values as of July 6, 2012 as set forth below. This allocation resulted in a bargain gain of $40,093.

Tangible Assets:
Accounts receivable	$3,114
Prepaid assets	5
Equipment held for resale	1,367
Property, plant and equipment	70,464
Deposits	50
Air Credits	72
Investments	25
Total Tangible Assets Acquired	75,097

Liabilities Assumed
Accounts payable	(6)

Identified Intangible Assets
Permits	926
Net Assets Acquired	$76,017

Note 3- Pro Forma Adjustments (in thousands)

Pro forma adjustments are necessary to reflect events that are: (i) directly attributable to the Merger; (ii) factually supportable, and; (iii) expected to have a continuing impact. The pro forma adjustments included in the Unaudited Pro Forma Statements are as follows:

(a)
Adjustment to reflect additional borrowings under (i) term loan in the amount of $15,000 to fund a portion of the cash Merger consideration; and (ii) $1,500 drawn under the $18,000 revolving loan facility to fund a portion of the cash Merger consideration and working capital, and an initial draw of $2,025 reflected as cash, for a total of $18,525, less $710 of the cash held by Cilion that was retained by its shareholders.

(b)
Elimination of transactions between Aemetis and Cilion to reflect the consolidation of the two entities after giving effect to the Merger, including: (i) accounts receivable and accounts payable of $2,863 and; (ii) revenues and expenses arising from the lease  agreement between Aemetis and Cilion of $1,500 and $2,700 for the six months ended June 30, 2012 and the year ended December 31, 2011, respectively.

(c)
Elimination of long term debt in the amount of $1,931 of Cilion to reflect the payment of these obligations immediately prior to the Merger.  Deferred loan fees held as other current assets of $31 were recognized as interest expense during the year ended December 31, 2011.

(d)
Adjusting for depreciation of $758 and $1,516 for the six months ended June 30, 2012 and the year ended December 31, 2011, respectively on the step-up in estimated fair value.  Buildings, site improvements, integrated mechanical equipment and process equipment are depreciated using the straight-line method over a 20 year life. See Note 2 (Purchase Price Allocation) above.

(e)	Adjustment to reflect expensed interest of $1,425 and $2,849 for the six months ended June 30, 2012 and the year ended December 31, 2012, respectively.

(f)	Elimination of deferred tax obligations in the amount of $315 of Cilion as a result of the Merger. In addition $23 of prepaid expenses were written off.

(g)	Elimination of all Cilion equity, accumulated deficit and additional paid-in capital due to the Merger as well as the issuance of 20 million shares of stock. See Note 1 (Merger Consideration) above.

(h)	Impact of deferred loan fees of $31(see item (c) above) and revaluation of equipment held for sale included in other assets of $957 (see (d) above).

(i)
Secured notes increased for $16,500 for additional borrowings (see item (a) above), increase in the revolving loan facility for initial draw of $2,025 (see item (a) above), and payment of Cilion obligations from Merger Consideration of $1,931 (see item (c) above).

(j)	Approximate impact on equity related to: $15,600 in common stock issued, and bargain purchase of $40,093.

Note 4 – Pro forma Earnings per share

The pro forma basic and diluted earnings per share amounts presented in the Unaudited Pro Forma Condensed Combined Statements of Operations are determined using the weighted average number of Aemetis common shares outstanding as adjusted to reflect the common stock issued in the Merger as if the Merger had been consummated on January 1, 2011 and the shares were outstanding for all periods presented.